SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated August 15, 2019 between
LISTED FUNDS TRUST
and
LIQUID STRATEGIES, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate

Overlay Shares Large Cap Equity ETF	0.75%
Overlay Shares Small Cap Equity ETF	0.75%
Overlay Shares Foreign Equity ETF	0.75%
Overlay Shares Core Bond Equity ETF	0.75%
Overlay Shares Municipal Bond Equity ETF	0.75%
Overlay Shares Hedged Large Cap Equity ETF	0.75%
Overlay Shares Short Term Bond ETF	0.75%
Overlay Shares Nasdaq 100 Income ETF	0.85%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 20, 2026.

This Schedule A of the Investment Advisory Agreement has been amended to reflect an updated list of funds to include Overlay Shares Nasdaq 100 Income ETF approved at the LiFT Board meeting held October 1, 2026.

LISTED FUNDS TRUST	LIQUID STRATEGIES, LLC

By:	By: /s/ Adam Stewart
Name: Elaine E. Richards	Name: Adam Stewart
Title: Vice President and Secretary	Title: Partner